Exhibit 99
Stem Announces Fourth Quarter and Full Year 2024 Results
Focused on Driving Ongoing Business Transformation
Target Approximately ~15% ARR Growth in 2025, Enabled by Stem’s Recently Introduced Software and Services-Centric Strategy to Drive Scalable Growth and Profitability
PowerTrack Continues Expansion into International Markets with 484 MW Contract in Hungary

Fourth Quarter and Full Year 2024 Financial and Operating Highlights
Financial Highlights – Fourth Quarter 2024
•Revenue of $55.8 million, down from $167.4 million (-67%) in Q4 2023
•GAAP gross margin of (4)%, down from 7% in Q4 2023
•Non-GAAP gross margin of 36%, up from 13% in Q4 2023
•Net loss of $51.1 million versus net loss of $37.7 million in Q4 2023
•Adjusted EBITDA of $4.2 million versus $4.6 million in Q4 2023
•Ended Q4 2024 with $56.3 million in cash and cash equivalents
Financial Highlights - Full Year 2024
•Revenue of $144.6 million, down from $461.5 million (-69%) for full year 2023
•GAAP gross margin of (8)%, versus 1% for full year 2023
•Non-GAAP gross margin of 35%, versus 15% for full year 2023
•Net loss of $854.0 million versus net loss of $140.4 million for full year 2023
•Adjusted EBITDA of $(22.8) million versus $(19.5) million for full year 2023
Operating Highlights – Fourth Quarter 2024 and Full Year 2024
•Bookings of $357.6 million in Q4 2024, versus $256.1 million (+40%) in Q4 2023
•Bookings of $435.9 million in full year 2024, down from $1,532.4 million (-72%) in full year 2023
•Backlog of $1.2 billion at end of Q4 2024, down from $1.9 billion (-37%) at end of Q4 2023
•Contracted storage assets under management (AUM) of 5.6 gigawatt hours (GWh) at end of Q4 2024, down from 6.0 GWh (-7%) at end of Q3 2024 and up from 5.5 GWh (+2%) at end of 2023
•Solar monitoring AUM of 29.9 gigawatts (GW), up from 28.5 GW (+5%) at the end of Q3 2024 and 27.5 GW (+9%) at the end of 2023
•Contracted Annual Recurring Revenue (CARR) of $86.0 million, down from $92.3 million (-7%) at the end of Q3 2024 and $91.0 million (-5%) at the end of 2023

SAN FRANCISCO – March 4, 2025 – Stem, Inc. (“Stem” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-enabled clean energy solutions and services, announced today its financial results for the three and twelve months ended December 31, 2024.
“I am excited to join Stem at such a pivotal moment,” stated Arun Narayanan, Chief Executive Officer of Stem. “Our vision to build the leading clean energy software company is compelling, and we believe we are well positioned to achieve it. The strategy we set in motion during the fourth quarter of 2024 is designed to drive sustained, scalable growth in recurring software and services revenue. Our industry-leading PowerTrack software has the potential to grow in both international and utility-scale deployments. We are already seeing successes in this with our recent 484 MW contract win in Hungary.”
“Our fourth quarter 2024 results broadly met our expectations,” stated Doran Hole, Chief Financial Officer and Executive Vice President of Stem. “ Looking ahead, the 2025 guidance introduced today calls for 15% growth in ARR and an expanded focus on reducing operating expenses. We believe this focus will drive substantial improvements in adjusted EBITDA and cash flow.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in millions)		(in millions)
Key Financial Results (1)
Revenue	$55.8	$167.4	$144.6	$461.5
GAAP Gross (Loss) Profit	$(2.5)	$11.0	$(11.1)	$3.6
GAAP Gross Margin (%)	(4)%	7%	(8)%	1%
Non-GAAP Gross Profit*	$20.2	$22.2	$63.7	$75.1
Non-GAAP Gross Margin (%)*	36%	13%	35%	15%
Net Loss	$(51.1)	$(37.7)	$(854.0)	$(140.4)
Adjusted EBITDA*	$4.2	$4.6	$(22.8)	$(19.5)

Key Operating Metrics
Bookings	$357.6	$256.1	$435.9	$1,532.4
Contracted Backlog**	$1,168.1	$1,929.3	$1,168.1	$1,929.3
Contracted Storage AUM (in GWh)**	5.6	5.5	5.6	5.5
Solar Monitoring AUM (in GW)**	29.9	27.5	29.9	27.5
CARR**	$86.0	$91.0	$86.0	$91.0
(1) Revenue, gross profit, and net loss were negatively impacted by a $38.7 million and $35.1 million net reduction in revenue during the years ended December 31, 2024 and 2023, respectively, and by excess supplier costs and resulting liquidated damages, as discussed below.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin have been adjusted to exclude the impact of the previously disclosed reductions in revenue, excess supplier costs and resulting liquidated damages, as discussed below. Adjusted EBITDA has been adjusted to exclude the impact of impairment of accounts receivable related to contracts that provide parent company guarantees, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
**At period end.
Fourth Quarter and Full Year 2024 Financial and Operating Results
Financial Results
Fourth quarter 2024 revenue decreased 67% to $55.8 million, versus $167.4 million in the fourth quarter of 2023. Full year 2024 revenue decreased 69% to $144.6 million versus $461.5 million in full year 2023. The lower year-over-year revenue reflects significantly reduced battery hardware sales, attributable in part to the Company’s software-focused strategy introduced last year. Reported revenue reflects a $38.7 million reduction in full year 2024, and a $35.1 million reduction in full year 2023, in both cases due to updated valuations of certain contract guarantees for hardware revenue originally recorded in 2022 and 2023.
Fourth quarter 2024 GAAP gross profit (loss) was $(2.5) million, or (4)%, versus $11.0 million, or 7%, in the fourth quarter of 2023, and $6.2 million, or 21%, in the third quarter of 2024. Full year 2024 GAAP gross profit (loss) was $(11.1) million, or (8)%, versus $3.6 million, or 1% for the full year 2023. The year-over-year decrease in the fourth quarter of 2024 GAAP gross profit was primarily due to lower battery hardware sales and a one-time impairment of deferred services related to OEM warranty services. The year-over-year decrease in GAAP gross profit for the full year resulted primarily from significantly reduced battery hardware sales in part, attributable to the Company’s software-focused strategy introduced last year.
Fourth quarter 2024 non-GAAP gross profit was $20.2 million, or 36%, versus $22.2 million, or 13%, in the fourth quarter of 2023, and $16.2 million, or 46% in the third quarter of 2024. Full year 2024 non-GAAP gross profit was $63.7 million, or 35% versus full year 2023 non-GAAP gross profit of $75.1 million, or 15%. The decrease in non-GAAP gross profit for the fourth quarter and full year 2024 was primarily due to decreased battery hardware sales and increased services sales.
Fourth quarter 2024 net loss was $51.1 million versus fourth quarter 2023 net loss of $37.7 million. Full year 2024 Net Loss was $854.0 million versus full year 2023 net loss of $140.4 million. The year-over-year change in net loss for the fourth quarter of 2024 was driven by lower revenue and GAAP gross profit. The year-over-year change for the full year was primarily driven by $104.1 million of bad debt expense associated with impairment of receivables related to customer contracts that provide a parent company guarantee and a one-time, $547.2 million impairment of goodwill reported during the second quarter of 2024.
Fourth quarter 2024 adjusted EBITDA was $4.2 million, compared to $4.6 million in the fourth quarter of 2023. Full year 2024 adjusted EBITDA was $(22.8) million compared to $(19.5) million in full year 2023.

The Company ended the fourth quarter of 2024 with $56.3 million in cash and cash equivalents, as compared to $75.4 million in cash and cash equivalents at the end of the third quarter 2024.

Operating Results
Contracted backlog was $1.17 billion at the end of the fourth quarter of 2024, compared to $1.55 billion as of the end of the third quarter of 2024, representing a 25% sequential decrease. The sequential decrease in contracted backlog was driven by repricing of OEM hardware and elimination of delayed projects.
Bookings were $358 million in the fourth quarter of 2024 increased by 40% year-over-year versus $256 million in the fourth quarter of 2023. Full year 2024 bookings of $435.9 million decreased 72% versus full year 2023 bookings of $1,532.4 million.
Fourth quarter 2024 contracted storage AUM increased 2% year-over-year and declined 7% sequentially to 5.6 GWh due to the previously described proactive backlog adjustment.
Fourth quarter 2024 CARR decreased to $86.0 million, down from $92.3 million as of the end of the third quarter of 2024, a 7% sequential decrease due to the previously described proactive backlog adjustment.
The following table provides a summary of backlog at the end of the fourth quarter of 2024, compared to backlog at the end of the third quarter of 2024 ($ millions):

End of 3Q24	$1,547.4
Add: Bookings	357.6
Less: Hardware revenue	(40.1)
Software/services	(31.2)
Amendments/cancellations	(665.6)
End of 4Q24	$1,168.1

Recent Highlights

On January 14, 2025 the Company announced that its award-winning solar monitoring and optimization solutions will be standard in supporting the commercial operation of a 484 megawatt (MW) solar portfolio for Neovolt, one of the largest asset owners in Hungary. Under the five-year agreement, Stem's PowerTrack Web will monitor, optimize, and control eight utility-scale sites in Hungary, through a comprehensive view across the entire portfolio. Stem’s strength in both technical execution and local market adaptation of renewable energy assets was a key deciding factor for Neovolt to standardize on Stem. With PowerTrack Web’s more than 720 megawatt peak (MWp) total install base in the region, Stem continues to add to its foothold in Eastern Europe.

On January 16, 2025 the Board of Directors appointed Arun Narayanan as Stem’s new Chief Executive Officer, effective January 27, 2025. Effective as of that date, David Buzby stepped down as Interim CEO and Executive Chairman of the Board, and re-assumed the role of Chairman of the Board.

On February 13, 2025, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-10 up to a ratio of 1-for-20, subject to stockholder approval at the Company’s 2025 Annual Meeting of Stockholders. The reverse stock split is intended to enable the Company to regain compliance with the minimum listing standards of the New York Stock Exchange. If approved by Stem stockholders, the Company intends to effect the reverse stock split promptly thereafter. Information relating to the reverse stock split will be included in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders.

On March 4, 2025, the Company announced that Summit Ridge Energy will standardize on PowerTrack across its fleet of 200 solar sites totaling 514 MW. Summit Ridge, a leading U.S. developer, owner and operator of commercial solar assets, is using PowerTrack to efficiently commission, monitor, optimize and control its energy assets.

Outlook
The Company is introducing full-year 2025 guidance ranges as follows ($ millions, unless otherwise noted):

Revenue	$125 - $175
Software, edge hardware, & services	$120 - $140
Battery hardware resale	Up to $35

Non-GAAP Gross Margin (%)*	30% - 40%

Adjusted EBITDA*	$(10) - $5

Operating Cash Flow	$0 - $15

Year end ARR**	$55 - $65

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.
** See below for definitions.

Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees in 2022 and 2023 pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As previously disclosed, the Company recorded a net revenue reduction of $35.1 million in hardware revenue during the full year 2023, and a net revenue reduction of $38.7 million in hardware revenue during the full year 2024, in both cases due to market conditions and revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Such reductions in revenue were related to deliveries that occurred prior to 2023. Additionally, the Company recorded a $104.1 million bad debt expense during the year ended December 31, 2024, as a result of an impairment of accounts receivable related to customer contracts that provide a parent company guarantee. The Company has not issued such guarantees since June 2023, does not intend to issue any new guarantees in the future, and does not expect further material negative impact on its financial statements as a result of such guarantees.
The Company is subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including uncertainty regarding the U.S. Administration’s potential changes to the Inflation Reduction Act, the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”

Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss attributable to Stem before depreciation and amortization, including amortization of internally developed software, interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain on the extinguishment of debt, revenue constraint, reduction in revenue, excess supplier costs and resulting liquidated damages, change in fair value of derivative liability, impairment of goodwill, contract termination payment, restructuring costs, impairment of accounts receivable related to customer contracts that provide parent company guarantees, impairment of inventory and other deferred costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies exclude when calculating adjusted EBITDA.
We define non-GAAP gross profit (loss) as gross profit (loss) excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs and resulting liquidated damages, reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit (loss) as a percentage of revenue.
The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company was variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company was able to increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52.0 million. As a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42.0 million in accordance with GAAP, net of a $10.2 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10.2 million revenue constraint from the first quarter of 2023 into non-GAAP gross profit enhances the comparability to the Company’s non-GAAP gross profit in prior periods. All amounts associated with such indexed contracts have been settled. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.
In the year ended December 31, 2024 and 2023, we incurred costs of $1.0 million and $2.7 million, respectively, above initially agreed prices on the acquisition of certain hardware systems from one of our suppliers, which resulted from production delays by such supplier. This in turn caused fulfillment and delivery delays on an order to one of our customers, as a result of which we further incurred liquidated damages of $4.8 million during the year ended December 31, 2023 under the customer contract. Because we had not previously incurred costs above initially agreed upon prices with a hardware supplier and were subsequently required to pay liquidated damages to a customer, we excluded these two items from adjusted EBITDA and non-GAAP gross profit to better facilitate comparisons of our underlying operating performance across periods.
As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounts for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviews its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that have changed from the time of the initial estimate.
Additionally, as a result of impairment of accounts receivables related to contracts that provided for a parent company guarantee, the Company recorded a bad debt expense of $104.1 million during the year ended December 31, 2024, as a result of an impairment of accounts receivable related to customer contracts that provide a parent company guarantee.
See also the section below entitled “Reconciliations of Non-GAAP Financial Measures.”

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Wednesday, March 4, 2025 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call until April 4, 2025, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 13751335. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
About Stem
Stem (NYSE: STEM) is a global leader in AI-enabled software and services that enables its customers to plan, deploy, and operate clean energy assets. The Company offers a complete set of solutions that transform how solar and energy storage projects are developed, built, and operated including an integrated suite of software and edge products, and full lifecycle services from a team of leading experts. More than 16,000 global customers rely on Stem to maximize the value of their clean energy projects and portfolios. Learn more at stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and operating performance guidance, outlook, targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy and expectations around our new software and services-centric strategy; our expectations regarding future estimates of variable consideration in connection with guarantees of certain customer contracts, and the resulting effects on revenue and net income; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage manufacturing or delivery delays; our ability to manage our supply chains and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including revenue, adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; our inability to successfully execute on our new software and services-centric strategy; our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; uncertainty around the status of the Inflation Reduction Act of 2022 as a result of the change in U.S. Administration; geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to execute on our ongoing management transition and to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; our inability to regain and maintain compliance with New York Stock Exchange listing standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to Stem, investors, or other stakeholders, or required to be disclosed in our filings under U.S. securities laws or any other laws or requirements applicable to us. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.
Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
Stem Media Contact
Suraya Akbarzad, Stem
press@stem.com
Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$56,299	$105,375
Short-term investments	—	8,219
Accounts receivable, net of allowances of $9,499 and $4,904 as of December 31, 2024 and December 31, 2023, respectively	59,316	302,848
Inventory	10,920	26,665
Deferred costs with suppliers	624	20,555
Other current assets	9,458	9,303
Total current assets	136,617	472,965
Energy storage systems, net	58,820	74,418
Contract origination costs, net	9,681	11,119
Goodwill	—	547,205
Intangible assets, net	143,912	157,146
Operating lease right-of-use assets	12,574	12,255
Other noncurrent assets	75,755	81,869
Total assets	$437,359	$1,356,977
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30,147	$78,277
Accrued liabilities	25,770	76,873
Accrued payroll	6,678	14,372
Financing obligation, current portion	16,521	14,835
Deferred revenue, current portion	43,255	53,997
Other current liabilities	6,429	12,726
Total current liabilities	128,800	251,080
Deferred revenue, noncurrent	85,900	88,650
Asset retirement obligation	4,203	4,052
Convertible notes, noncurrent	525,922	523,633
Financing obligation, noncurrent	41,627	52,010
Lease liabilities, noncurrent	13,336	10,455
Other liabilities	35,404	416
Total liabilities	835,192	930,296
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2024 and December 31, 2023, respectively; zero shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 162,797,684 and 155,932,880 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	1,228,042	1,198,716
Accumulated other comprehensive income (loss)	76	(42)
Accumulated deficit	(1,626,508)	(772,494)
Total Stem's stockholders’ equity (deficit)	(398,374)	426,196
Non-controlling interests	541	485
Total stockholders’ equity (deficit)	(397,833)	426,681
Total liabilities and stockholders’ equity (deficit)	$437,359	$1,356,977

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2024	2023	2022
Revenue
Services and other revenue	$67,810	$62,548	$52,143
Hardware revenue	76,774	398,967	310,837
Total revenue	144,584	461,515	362,980
Cost of revenue
Cost of services and other revenue	52,394	50,298	43,153
Cost of hardware revenue	103,248	407,552	286,735
Total cost of revenue	155,642	457,850	329,888
Gross (loss) profit	(11,058)	3,665	33,092
Operating expenses
Sales and marketing	37,759	51,556	48,882
Research and development	51,282	56,508	38,303
General and administrative	88,071	74,915	77,028
Impairment of parent company guarantees	104,134	—	—
Impairment of goodwill	547,152	—	—
Total operating expenses	828,398	182,979	164,213
Loss from operations	(839,456)	(179,314)	(131,121)
Other (expense) income, net
Interest expense	(18,293)	(14,977)	(10,468)
Gain on extinguishment of debt, net	—	59,121	—
Change in fair value of derivative liability	1,477	(7,731)	—
Other income, net	2,590	2,921	2,374
Total other (expense) income, net	(14,226)	39,334	(8,094)
Loss before (provision for) benefit from income taxes	(853,682)	(139,980)	(139,215)
(Provision for) benefit from income taxes	(332)	(433)	15,161
Net loss	$(854,014)	$(140,413)	$(124,054)

Net loss per share attributable to Stem common shareholders, basic and diluted	$(5.29)	$(0.90)	$(0.81)

Weighted-average shares used in computing net loss per share to Stem common shareholders, basic and diluted	161,442,542	155,583,957	153,413,743

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2024	2023	2022
OPERATING ACTIVITIES
Net loss	$(854,014)	$(140,413)	$(124,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	44,988	46,275	45,434
Non-cash interest expense, including interest expenses associated with debt issuance costs	2,087	2,602	1,901
Stock-based compensation	18,471	45,109	28,661
Change in fair value of derivative liability	(1,477)	7,731	—
Non-cash lease expense	3,023	2,928	2,328
Accretion of asset retirement obligations	236	234	243
Impairment of inventory	14,673	—	—
Impairment of deferred costs with suppliers	13,409	—	—
Impairment of energy storage systems	836	4,683	2,571
Loss on disposal of property and equipment	—	—	276
Impairment of project assets	887	176	502
Impairment of right-of-use assets	2,096	—	—
Impairment of parent company guarantees	104,134	—	—
Impairment of goodwill	547,152	—	—
Impairment of deferred services	3,386	—	—
Net accretion of discount on investments	(29)	(1,755)	(123)
Income tax benefit from release of valuation allowance	—	(335)	(15,100)
Provision for credit losses on accounts receivable	3,978	1,447	3,590
Net loss on investments	—	1,561	—
Gain on extinguishment of debt, net	—	(59,121)	—
Other	(251)	(949)	3
Changes in operating assets and liabilities:
Accounts receivable	133,057	(80,887)	(155,817)
Inventory	2,766	(18,291)	18,606
Deferred costs with suppliers	6,523	30,322	(37,134)
Other assets	6,537	(18,036)	(29,420)
Contract origination costs, net	(2,129)	(5,924)	(9,612)
Project assets	(8,877)	(5,392)	(3,711)
Accounts payable	(48,146)	(5,241)	53,260
Accrued expense and other liabilities	(20,293)	(15,762)	62,210
Deferred revenue	(6,878)	4,573	51,005
Operating lease liabilities, net	(2,795)	(2,912)	(1,649)
Net cash used in operating activities	(36,650)	(207,377)	(106,030)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(1,847)	(533,009)
Purchase of available-for-sale investments	—	(60,002)	(220,640)
Proceeds from maturities of available-for-sale investments	8,250	141,810	219,264
Proceeds from sales of available-for-sale investments	—	73,917	10,930
Purchase of energy storage systems	(275)	(2,634)	(2,606)
Capital expenditures on internally-developed software	(11,275)	(14,097)	(16,767)
Distribution from (purchase of) equity method investment	—	85	(50)
Purchase of property and equipment	(217)	(1,505)	(1,495)
Net cash (used in) provided by investing activities	(3,517)	135,727	(544,373)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	276	1,276
Payments for taxes related to net share settlement of stock options	—	—	(2,302)
Proceeds from financing obligations	—	—	1,519
Repayment of financing obligations	(8,494)	(12,686)	(10,306)

Proceeds from issuance of convertible notes, net of issuance costs of $0, $7,601 and $0 for the years ended December 31, 2024, 2023 and 2022, respectively	—	232,399	—
Repayment of convertible notes	—	(99,754)	—
Purchase of capped call options	—	(27,840)	—
Investment from (redemption of) non-controlling interests	56	(56)	541
Repayment of notes payable	—	(2,101)	—
Net cash (used in) provided by financing activities	(8,438)	90,238	(9,272)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	215	(16)	(202)
Net (decrease) increase in cash, cash equivalents and restricted cash	(48,390)	18,572	(659,877)
Cash, cash equivalents and restricted cash, beginning of year	106,475	87,903	747,780
Cash, cash equivalents and restricted cash, end of period	$58,085	$106,475	$87,903

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$56,299	$105,375	$87,903
Restricted cash included in other noncurrent assets	1,786	1,100	—
Total cash, cash equivalents, and restricted cash	$58,085	$106,475	$87,903

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(51,137)	$(37,685)	$(854,014)	$(140,413)
Adjusted to exclude the following:
Depreciation and amortization (1)	12,486	15,036	48,807	51,134
Interest expense	4,443	4,892	18,293	14,977
Gain on extinguishment of debt, net	—	—	—	(59,121)
Stock-based compensation	(3,245)	16,789	18,471	45,109
Revenue constraint (2)	—	—	—	10,200
Revenue reduction, net (3)	—	(2,326)	38,653	35,051
Excess supplier costs and resulting liquidated damages (4)	—	7,554	1,012	7,554
Change in fair value of derivative liability	—	—	(1,477)	7,731
Impairment of goodwill	—	—	547,152	—
Contract termination payment (5)	—	—	10,000	—
Impairment and accounts receivable write-off (6)	—	—	104,134	—
Impairment of inventory and other deferred costs (7)	18,059	—	18,059	—
Impairment of deferred costs with suppliers (8)	13,409	—	13,409	—
(Benefit from) provision for income taxes	(12)	79	332	433
Other expenses (9)	10,203	277	14,328	7,889
Adjusted EBITDA	$4,206	$4,616	$(22,841)	$(19,456)
Adjusted EBITDA, as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Depreciation and amortization include depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(4) Refer to the discussion of excess supplier costs and resulting liquidated damages in the definition of non-GAAP gross profit provided above.
(5) Contract termination payment to a vendor for the delivery of hardware.
(6) Refer to the discussion of write-offs relating to parent company guarantee related arrangements in “— Impairment and Accounts Receivable Write-Off” above.
(7) Impairment of inventory and other deferred costs represents charges to cost of goods to reduce the value of certain inventory items and deferred assets to their net realizable value.
(8) Deposit forfeitures with certain hardware suppliers.

(9) Adjusted EBITDA for the quarter and year ended December 31, 2024 reflects other expenses of $10.2 million and $14.3 million, respectively. For the quarter ended December 31, 2024, other expenses includes an accounts receivable write-off of $7.3 million, $0.3 million in connection with separation agreements for certain of the Company’s former executive officers, and $2.6 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. For the year ended December 31, 2024, other expenses includes an accounts receivable write-off of $7.3 million, $1.2 million for advisory services relating to our change in strategy, $1.5 million in connection with separation agreements for certain of the Company’s former executive officers, $3.7 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities, and $0.6 million of other non-recurring expenses. Adjusted EBITDA for the quarter and year ended December 31, 2023 reflects other expenses of $0.3 million and $7.9 million, respectively. For the quarter ended December 31, 2023, other expenses includes $0.3 million of other non-recurring expenses. For the year ended December 31, 2023, other expenses includes of $5.6 million in accruals for sales taxes, $1.3 million for expenses related to restructuring costs, $0.5 million for impairments, and $0.5 million of other non-recurring expenses. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions, except for percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue	$55.8	$167.4	$144.6	$461.5
Cost of revenue	(58.3)	(156.4)	(155.7)	(457.9)
GAAP gross (loss) profit ($)	$(2.5)	$11.0	$(11.1)	$3.6
GAAP gross margin (%)	(4)%	7%	(8)%	1%

Non-GAAP gross profit
GAAP Revenue	$55.8	$167.4	$144.6	$461.5
Add: Revenue constraint (1)	—	—	—	10.2
Add: Revenue reduction, net (2)	—	(2.3)	38.7	35.1
Add: Liquidated damages (3)	—	4.8	—	4.8
Subtotal	55.8	169.9	183.3	511.6
Less: Cost of revenue	(58.3)	(156.4)	(155.7)	(457.9)
Add: Amortization of capitalized software & developed technology	4.2	3.7	16.2	13.5
Add: Impairments	18.5	2.3	18.9	5.2
Add: Excess supplier costs (3)	—	2.7	1.0	2.7
Non-GAAP gross profit ($)	$20.2	$22.2	$63.7	$75.1
Non-GAAP gross margin (%)	36%	13%	35%	15%
Non-GAAP gross margin as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit above.
(3) Refer to the discussion of excess supplier costs and resulting liquidated damages in the definition of non-GAAP gross profit above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-24 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Services revenue, which represents total nominal software and services contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities.
Annual Recurring Revenue (ARR)	Annualized value from operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts.